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                                                                     EXHIBIT 5

                                 October 21, 1997



Hall, Kinion & Associates, Inc.
5300 Stevens Creek Boulevard
San Jose, CA  95129


          Re: Hall, Kinion & Associates, Inc. Registration Statement for Offering of 3,966,392 Shares of Common Stock


Ladies and Gentlemen:


          We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 2,492,392 shares of Common Stock under the 1997 Stock Option Plan, (ii) 350,000 shares of Common Stock under the IT Professional Stock Plan, (iii) 150,000 shares of Common Stock under the Employee Stock Purchase Plan and (iv) 974,000 shares of Common Stock pursuant to a Written Compensation Agreement with Paul J. Bartlett. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1997 Stock Option Plan, IT Professional Stock Plan, Employee Stock Purchase Plan and Written Compensation Agreement with Paul J. Bartlett and in accordance with the Registration Statement such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                               Very truly yours,


                               /s/ Gunderson Dettmer Stough
                               Villeneuve Franklin & Hachigian, LLP